Exhibit 10.2

Execution Version

AMENDED AND RESTATED WATER SERVICES AGREEMENT

BY AND BETWEEN

RICE DRILLING B LLC

AND

RICE WATER SERVICES (PA) LLC

DATED AS OF

November 4, 2015

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Section 17.7	Entire Agreement, Amendments and Waiver	33
Section 17.8	Limitation of Liability	33
Section 17.9	Headings	34
Section 17.10	Rights and Remedies	34
Section 17.11	No Partnership	34
Section 17.12	Rules of Construction	34
Section 17.13	No Third Party Beneficiaries	34
Section 17.14	Further Assurances	34
Section 17.15	Counterpart Execution	34

Exhibit A	Form of Connection Notice
Exhibit B	Initial Development Plan
Exhibit C	Initial Required Connection Wells
Exhibit D	Rice Guaranty
Exhibit E	Example Minimum Fresh Water Calculation

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AMENDED AND RESTATED WATER SERVICES AGREEMENT

This Amended and Restated Water Services Agreement (this “Agreement”), dated as of November 4, 2015 (the “Effective Date”), is by and between RICE DRILLING B LLC, a Delaware limited liability company (“Producer”), and RICE WATER SERVICES (PA) LLC, a Delaware limited liability company (“Service Provider”). Producer and Service Provider may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A. Producer owns Interests and intends to drill and complete Wells for the production of Hydrocarbons in the Service Area.

B. Producer requires supplies of Fresh Water in its areas of operation for hydraulic fracturing operations and other purposes and has the right to take Fresh Water from various rivers and other Fresh Water sources to use for such purposes in its operations in the Service Area and may from time to time have rights to take Fresh Water from other sources for such operations and operations in other areas.

C. Service Provider owns and operates the Fresh Water System, which is being used to take Fresh Water from Take Points and to make available such Fresh Water to Producer in its areas of operation in the Service Area. Service Provider anticipates the expansion of the Fresh Water System to make available Fresh Water to additional locations in the Service Area. Service Provider also anticipates obtaining additional rights to take Fresh Water from rivers and other Fresh Water sources to make available to Producer and its other customers via the Fresh Water System.

D. Producer and Service Provider have entered into that certain Water Services Agreement dated December 22, 2014 (the “Original Agreement”), pursuant to which Producer contracted with Service Provider to provide certain Services utilizing the Fresh Water System in the Service Area, and Service Provider agreed to provide such Services to Producer, in each case in accordance with the terms and conditions of the Original Agreement.

E. Producer and Service Provider now desire to expand the scope of the Services covered by the Original Agreement to include additional Fresh Water and Produced Water handling services. Accordingly, the Parties are entering into this Agreement, which shall amend and restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:

Affiliate. Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person. Affiliated shall have the correlative meaning. The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to control any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control. Notwithstanding the foregoing, for purposes of this Agreement neither Service Provider, Rice Midstream Management, LLC, a Delaware limited liability company (the “General Partner”), the Partnership, nor any of their subsidiaries shall be Affiliates of Producer, and neither Producer nor any of its subsidiaries (other than Service Provider, the General Partner, the Partnership and their subsidiaries) shall be Affiliates of Service Provider.

Aggregate Shortfall Volume. As defined in Section 6.1(b).

Agreement. As defined in the preamble hereof.

Applicable Law. Any applicable law, statute, regulation, rule, code, administrative order or enforcement action (whether national, local, municipal, territorial, provincial, or federal) of any Governmental Authority, including any Environmental Law, to the extent they apply to the Services or the Parties.

AST. An above-ground storage tank.

Attributable Produced Water. Produced Water produced from a Well operated by Producer or a Rice Entity located on the Service Area Properties and attributable to either (i) Producer’s or such Rice Entity’s interest in such Well or (ii) the interest of non-operating parties in such Well, to the extent that Producer or such Rice Entity (as operator) has the right to dispose of, and is responsible for the disposition of, such Produced Water.

Barrel. Forty-two Gallons.

Business Day. Any calendar Day on which commercial banks in New York City are open for business.

Completion Deadline. As defined in Section 3.6(f).

Confidential Information. As defined in Section 17.6(a).

Connection Notice. As defined in Section 3.6(b).

Contract Year. Each of (i) the period from December 22, 2014, through December 31, 2015, and (ii) each calendar year thereafter.

CPI. As defined in Section 6.1(c).

Day. A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending immediately prior to 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day. Daily shall have the correlative meaning.

Delivery Fee. As defined in Section 6.1(a)(i).

Designated Receiving Facility. As defined in Section 4.3(a).

Development Plan. As defined in Section 3.5(a).

Effective Date. As defined in the preamble of this Agreement.

Environmental Laws. Any and all Applicable Laws concerning or relating to public health and safety, worker/occupational health and safety, and the prevention of pollution or protection of the environment, including those relating to, or imposing liability or standards of conduct concerning, the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, cleanup or other action or failure to act involving Hazardous Materials, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, noise, or radiation.

Firm Service. Services that are accorded the highest priority on the Fresh Water System with respect to capacity allocations, interruptions, or curtailments, specifically including the Fresh Water Services provided to Producer hereunder. Firm Services will be the last curtailed on the relevant part of the Fresh Water System in the event of an interruption or curtailment, and all Firm Services will be treated equally in the event an allocation is necessary.

Force Majeure. As defined in Section 13.2.

Frac Water. Fresh Water or, when applicable, Fresh Water mixed with Produced Water in accordance with Producer’s instructions as contemplated in Section 3.1(d).

Frac Water Delivery Point. The water inlet flange of the mixing tanks or the hydration unit being utilized by Producer and its other contractors in hydraulic fracturing operations on a Well Pad.

Fresh Water. Raw fresh water. For the avoidance of doubt, “Fresh Water” does not include recycled flowback water or Produced Water.

Fresh Water Facilities. Collectively, the Fresh Water System and the High-Rate Transfer Facilities, including any additional System Segments constructed after the date hereof, as such Fresh Water Facilities are expanded after the date hereof.

Fresh Water Measurement Point. The inlet to Service Provider’s Measurement Facilities located at the inlet to the High-Rate Transfer Facilities located at or in the vicinity of each Well Pad where Fresh Water is measured as or before it goes into the High-Rate Transfer Facilities.

Fresh Water Services. Those Services that are described in Section 3.1(a) through Section 3.1(d).

Fresh Water System. The Fresh Water facilities owned by Service Provider as of the date hereof upstream of the interconnection with the High-Rate Transfer Facilities, together with any additional System Segments constructed after the date hereof, as such Fresh Water facilities are expanded after the date hereof, including, in each case, to the extent now in existence or constructed or installed in the future, all underground Fresh Water pipelines, Impoundment Facilities, pumping stations, Take Point Facilities, Measurement Facilities, rights of way (whether for underground or surface use), fee parcels, surface rights, and permits, and all appurtenant facilities.

Fresh Water Facilities Plan. As defined in Section 3.5(b).

Gallon. One U.S. gallon, which is equal to 231 cubic inches.

Gas. Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Governmental Approval. Any permit, license, consent, clearance, certificate, approval, authorization or similar document or authority which any Applicable Law or Governmental Authority requires either Party to hold or obtain in order for the Services to be performed, including any that are required to take Fresh Water from the Take Points.

Governmental Authority. Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Guarantor. Rice Energy.

Hazardous Materials. (a) Any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product or byproduct, (d) any polychlorinated biphenyl, (e) any asbestos or asbestos-containing materials, and (f) any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental Law.

High-Rate Transfer Facilities. Facilities of Service Provider and its subcontractors located at or in the vicinity of a Well Pad used to perform High-Rate Transfer Services at such Well Pad, including, as applicable, ASTs, high-rate transfer pumps, facilities and equipment for mixing Fresh Water with Produced Water, associated hoses and lines, and all related equipment and facilities used to transfer Fresh Water from the Fresh Water System, mix such Fresh Water with Produced Water when applicable, and transfer Frac Water to the Frac Water Delivery Points at the required rates of flow.

High-Rate Transfer Services. As defined in Section 3.1(d).

Hydrocarbons. Gas and/or Liquid Hydrocarbons.

Impoundment Facility. Each impoundment or retention area or other similar facility that is part of the Fresh Water System and is used to temporarily store Fresh Water upstream of the High-Rate Transfer Facilities prior to its being made available at a Frac Water Delivery Point.

Initial Development Plan. The Development Plan previously provided by Producer to Service Provider and identified as the initial Development Plan and attached as Exhibit B.

Interests. Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Interruptible Service. Service that is accorded the lowest priority on the Fresh Water System with respect to capacity allocations, interruptions, or curtailments. Interruptible Service will be the first curtailed on the Fresh Water System in the event of an interruption or curtailment.

Liquid Hydrocarbons. Oil, condensate, natural gasoline and all the liquid hydrocarbon production from wells, or a blend of such.

Maintenance. As defined in Section 7.2.

Measurement Facilities. Any facility or equipment used to measure the volume of Fresh Water or Produced Water, which may include meter tubes, isolation valves, tank strappings, recording devices, communication equipment, buildings and barriers.

Measurement Points. Each Fresh Water Measurement Point and Produced Water Measurement Point.

Minimum Flow Rate. As defined in Section 8.1.

Month. A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month. Monthly shall have the correlative meaning.

Original Agreement. As defined in the recitals of this Agreement.

Parties. As defined in the preamble of this Agreement.

Partnership. Rice Midstream Partners L.P., a Delaware limited partnership.

Party. As defined in the preamble of this Agreement.

Person. An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Planned Well. As defined in Section 3.5(a).

Produced Water. Water produced from Wells alongside Hydrocarbons (whether or not treated at a water treatment facility), including water separated from Hydrocarbons at the wellhead upstream of a Produced Water Receipt Point located at a Well Pad through conventional mechanical separation equipment and held in tanks owned by Producer at the Well Pad, including flowback water, drilling fluids, and other fluid wastes produced from such Wells, and including in each case all materials (including Hydrocarbons) contained in such water.

Produced Water Measurement Point. The inlet to Service Provider’s Measurement Facilities at the truck unloading facility located at or in the vicinity of each Well Pad where Produced Water that is to be mixed with Fresh Water in accordance with Producer’s instructions is measured as or before it goes into the High-Rate Transfer Facilities.

Produced Water Quality Standards. As defined in Section 4.4.

Produced Water Receipt Point. The outlet flange of the Producer’s Produced Water tankage located at or nearby or assigned to a Well, downstream of the Producer’s separation equipment.

Produced Water Services. Those Services described in Section 3.1(e) and Section 3.1(f).

Producer. As defined in the preamble of this Agreement.

Producer Group. As defined in Section 14.1(b).

Reimbursable Produced Water Services Costs. As defined in Section 6.1(a)(iii).

Required Connection Wells. As defined in Section 3.1(a).

Rice Energy. Rice Energy, Inc., a Delaware corporation.

Rice Entity. Means Rice Energy, Inc., a Delaware corporation, and each Affiliate of Producer that is a direct or indirect subsidiary of Rice Energy Inc.

Rice Guaranty. The Guaranty dated as of the Effective Date made by Guarantor in favor of Service Provider in the form of Exhibit D.

Service Area. Washington and Greene Counties, Pennsylvania.

Service Area Properties. All Interests now owned or hereafter acquired by Producer or any Rice Entity and located wholly or partly within the Service Area or pooled, unitized or communitized with Interests located wholly or partly within the Service Area; provided that Service Area Properties shall not include any Interests that are unitized or pooled with the properties of third parties that are not Service Area Properties if neither Producer nor a Rice Entity is the operator of such unit.

Services. As defined in Section 3.1.

Service Provider. As defined in the preamble of this Agreement.

Service Provider Group. As defined in Section 14.2(b).

Supplemental Water Fee. As defined in Section 6.1(a)(ii).

System Segment. A physically separate segment of the Fresh Water System that connects one or more Take Points to one or more Impoundment Facilities, together with any underground Fresh Water lines downstream of such Impoundment Facilities and any rights of way downstream of such Impoundment Facilities for surface Fresh Water lines, including all underground Fresh Water pipelines, Impoundment Facilities, pumping stations, Take Point Facilities, Measurement Facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities.

Take Point. Those points from which, in accordance with agreements with the holders of water rights and/or Applicable Laws and required Governmental Approvals, Producer or Service Provider has procured the right for Service Provider to take Fresh Water to make available to Producer for use in accordance with this Agreement.

Take Point Facilities. All facilities located at any Take Point that are necessary for Service Provider to take Fresh Water from the Fresh Water source at such Take Point.

Target Commencement Date. As defined in Section 3.6(b).

Transportation Services. As defined in Section 3.1(e).

Two Mile Perimeter. As defined in Section 3.1(a).

USDOT. The United States Department of Transportation.

Water Facilities. The Fresh Water Facilities and any facilities owned by Service Provider through which Produced Water is gathered, collected, transported, processed, treated, recycled, or disposed of from any Interests.

Well. A well for the production of Hydrocarbons in which Producer or a Rice Entity owns an interest that is located on the Service Area Properties or for which Services are otherwise required to be performed in accordance with this Agreement.

Well Pad. The surface installation on which one or more Wells are located.

ARTICLE 2

PRODUCER COMMITMENTS

Section 2.1 Producer Commitments. Subject to the terms and conditions of this Agreement, Producer covenants and commits (a) to exclusively use, and to cause each Rice Entity to exclusively use, Fresh Water made available by Service Provider under this Agreement, together with Produced Water from Producer’s Wells (including Produced Water collected by Service Provider and trucked to the Well Pad, where applicable), in its hydraulic fracturing operations for all Wells operated by Producer or such Rice Entity in the Service Area and (b) to exclusively utilize Service Provider for the performance of the Produced Water Services for all Attributable Produced Water, as and when produced.

Section 2.2 Producer Take Points. Producer agrees to use all reasonable efforts to (a) maintain the right to take Fresh Water from each Take Point (whether now existing or hereafter acquired) for use in its operations and (b) afford Service Provider the right to take Fresh Water from Take Points from which Producer has the right to take Fresh Water for use in its operations for the purpose of making such Fresh Water available to Producer under this Agreement and, subject to the provisions of Section 7.3, to provide Fresh Water to third party customers.

Section 2.3 Covenant Running with the Land. The covenants and commitments made by Producer under this Article 2 are covenants running with the land. For the avoidance of doubt and in addition to that which is provided in Section 17.4, in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its Interests in the Service Area, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state. Notwithstanding the foregoing, Producer shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of Service Area Properties free of the covenant and commitment made under this Article 2 in a sale or other disposition in which a number of net acres of Service Area Properties that, when added to the total of net acres of Service Area Properties theretofore and, where applicable, simultaneously disposed of free of the commitment made by Producer under this Article 2, does not exceed the aggregate number of net acres of Service Area Properties acquired by Producer after the Effective Date, including in a transaction in which Service Area Properties are exchanged for other properties located in the Service Area that would be subject to commitment made by Producer under this Article 2.

ARTICLE 3

SERVICES; WATER FACILITIES EXPANSION AND CONNECTION OF DELIVERY POINTS

Section 3.1 Service Provider Service Commitment. Subject to and in accordance with the terms and conditions of this Agreement, Service Provider commits to providing the following services (collectively, the “Services”) to Producer:

(a) construct and expand the Fresh Water System to connect to the Fresh Water System each Well in the Service Area that (i) is included in the Initial Development Plan, or (ii) is within two miles of the Fresh Water System (the “Two Mile Perimeter”) as it exists as of the date of the Connection Notice for such Well, subject in each case to the procedures set forth in Section 3.6 (such Wells, and such other Wells that become Required Connection Wells in accordance with Section 3.6, “Required Connection Wells”);

(b) Subject to Section 2.2, take, or cause to be taken, at each Take Point on each Day, Water in a quantity at least equal to the volume of Water required to be taken in the Fresh Water System in order to perform the Fresh Water Services;

(c) make available or cause to be made available, by underground or surface water lines and through the use of Impoundment Facilities if applicable, at the interconnection between the Fresh Water System and the High-Rate Transfer Facilities at each Well Pad during the periods nominated by Producer in accordance with Section 9.1 during which hydraulic fracturing operations are to be carried out at such Well Pad, Fresh Water at sufficient rates of flow so that Frac Water can be made available at the Frac Water Delivery Points during such period at the required rates of flow;

(d) during the periods nominated by Producer in accordance with Section 9.1 during which hydraulic fracturing operations are to be carried out at such Well Pad, (i) transfer Fresh Water from the Fresh Water System, (ii) if so instructed by Producer, mix such Fresh Water with Produced Water in the proportion instructed by Producer, and (iii) transfer such Fresh Water or mixed Fresh Water and Produced Water, as Frac Water, through the High-Rate Transfer Facilities to the Frac Water Delivery Point at such Well Pad (the “High-Rate Transfer Services”);

(e) receive, or cause to be received, into its (or its subcontractors’) trucks, or otherwise collect, all Attributable Produced Water from the Produced Water Receipt Points and deliver, or cause to be delivered, such Produced Water (i) to a Well Pad in order to mix with Fresh Water in accordance with Producer’s instructions, or (ii) to a Designated Receiving Facility (the “Transportation Services”); and

(f) cause Produced Water collected from the Produced Water Receipt Points (other than Produced Water delivered to a Well Pad to be mixed with Fresh Water in accordance with Producer’s instructions) to be treated, recycled, released, sold for re-use, or otherwise disposed of through Designated Receiving Facilities.

Section 3.2 Priority of Fresh Water Services. Subject to the terms and conditions of this Agreement, Fresh Water Services requiring deliveries of Fresh Water to the interconnection with the High-Rate Transfer Facilities at no more than one Well on any trunkline at any time at rates of flow at or below the Minimum Flow Rate shall be provided on a Firm Service basis. All Fresh Water Services requiring deliveries to the interconnection with the High-Rate Transfer Facilities at more than one Well on any trunkline at any time or in excess of the Minimum Flow Rate shall be provided on an Interruptible Service basis.

Section 3.3 Rights to Take Fresh Water at the Take Points. Subject to Section 2.2, Service Provider is responsible for obtaining all necessary rights, including all Governmental Approvals, to take Fresh Water from the Take Points in sufficient volumes to make available Frac Water at the Frac Water Delivery Points at the required rates of flow. Producer will provide all information to Service Provider that is required for Service Provider to acquire, and will use commercially reasonable efforts to assist Service Provider in acquiring, such rights.

Section 3.4 Right of Producer to Supplement Fresh Water Supplies.

(a) If the capacity and/or the volume of water in the Fresh Water System is insufficient for water to be made available at the flow rates desired by Producer at one or more Frac Water Delivery Points, Producer may, at its option and subject to the fees in Section

6.1(a)(ii), provide supplemental Fresh Water by truck to the Service Provider at the applicable Impoundment Facility or Fresh Water or Produced Water to Service Provider’s facilities at the applicable Well Pad so that the desired flow rates can be achieved.

(b) Notwithstanding Section 14.1(a)(ii), Service Provider shall not have any liability whatsoever for its inability to make water available at the flow rates desired by Producer.

Section 3.5 Development Plan; Fresh Water Facilities Plan; Exchange and Review of Information.

(a) The Initial Development Plan describes Producer’s planned development and drilling activities relating to the Service Area Properties through December 31, 2017 (such plan, as updated as hereinafter provided, the “Development Plan”). Following the Effective Date, on or before the last Day of each Month, Producer shall provide Service Provider an updated Development Plan describing the planned development and drilling activities relating to the Service Area Properties for the 24-Month period commencing on the date of such updated Development Plan. Each Development Plan will include (i) information as to the Wells that Producer expects will be drilled during such period (each such Well reflected in a Development Plan, a “Planned Well”), which may be by reference to Well Pads and the number of Wells to be drilled at such Well Pads, information as to the Well Pads expected to be constructed during such period and the approximate locations thereof, and the earliest date on which one or more Planned Wells at each such Well Pad are expected to be hydraulically fractured, and (ii) good faith and reasonable forecasts of the periods of time during which Fresh Water will be required at each Well Pad for the purpose of hydraulic fracturing operations for all Planned Wells on such Well Pad and the volumes of Fresh Water and the rates of flow that will be required for hydraulic fracturing operations on such Well Pad during the 24-Month period following the date of such Development Plan. Producer shall make its representatives available to discuss the Development Plan from time to time with Service Provider and its representatives, in order to facilitate advance planning for expansion or improvement of the Fresh Water System and/or the planning of the Fresh Water Services and to address other matters relating to the construction and installation of additions to the Fresh Water System. Producer may provide updated or amended Development Plans to Service Provider at any time and shall provide its then-current Development Plan to Service Provider from time to time on or prior to the fifth (5th) Business Day after Service Provider’s request therefor.

(b) Service Provider has provided to Producer a Fresh Water System plan describing and/or depicting the Fresh Water System, including all Take Points, pipelines, Impoundment Facilities, rights of way for surface Fresh Water lines, and all pumping stations and other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned, together with information about the High Rate Transfer Facilities, including the number and capacity of ASTs and high rate transfer pumps, that will be utilized to perform the High-Rate Transfer Services at each Well Pad (such plan, as updated as hereinafter provided, the “Fresh Water Facilities Plan”). Based on the Development Plans and such other information about the expected development of the Service

Area Properties as shall be provided to Service Provider by or on behalf of Producer, Service Provider shall periodically update the Fresh Water Facilities Plan. Without limiting the generality of the foregoing, Service Provider shall ensure that the Fresh Water Facilities Plan reflects all Required Connection Wells included in each Monthly Development Plan not later than 30 Days after such Development Plan is delivered to Service Provider. Service Provider shall make the Fresh Water Facilities Plan available for inspection by Producer and its representatives from time to time and shall make representatives of Service Provider available to discuss the Fresh Water Facilities Plan from time to time with Producer and its representatives. Service Provider shall provide Producer updates not less frequently than Monthly on the progress of work on all facilities necessary to connect the Fresh Water System to the Well Pads on which the Required Connection Wells are or are to be located as set forth in the then-current Fresh Water Facilities Plan.

(c) The Parties recognize that the plans for the development of the Service Area Properties set forth in each Development Plan, as well as all information provided by Producer to Service Provider regarding its intentions with respect to the development of the Service Area Properties, are subject to change and revision at any time at the discretion of Producer, and that such changes may impact the timing, configuration, and scope of the planned activities of Service Provider. The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as between the Parties except as expressly set forth in this Agreement, and Service Provider shall determine at its own risk the time at which it begins to work on and incur costs in connection with projects to expand the Fresh Water System and its other facilities and capacities, including the acquisition of rights of way, equipment, and materials. Without limiting the generality of the foregoing, Producer has no obligation to Service Provider under this Agreement to develop or produce any Hydrocarbons from the Service Area Properties or to pursue or complete any drilling or development on the Service Area Properties, whether or not envisioned in the Development Plan.

Section 3.6 Expansion of Fresh Water System; Connection of Well Pads.

(a) The Service Provider shall design and develop the Fresh Water System at least to the capacity of the Minimum Flow Rate for the purpose of providing Fresh Water Services as and when needed for hydraulic fracturing operations on the Required Connection Wells, and Service Provider shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to plan, procure, construct, install, own, and operate the Fresh Water System so as to timely extend the Fresh Water System to all Wells Pads on which Required Connection Wells are located and timely deliver such quantities of Fresh Water to the Wells Pads so as to permit Service Provider to commence providing the full scope of Services with respect to all the Required Connection Wells in accordance with this Section 3.6; provided, that the foregoing shall not preclude Service Provider from also designing and developing the Fresh Water System to provide services to third parties.

(b) Producer shall from time to time give notice, in the form of Exhibit A hereto (or in such form as the Parties shall otherwise agree from time to time), to Service Provider of each Planned Well that Producer intends to drill and complete in the Service Area (a “Connection Notice”). Each Connection Notice shall set forth the target commencement date for starting the hydraulic fracturing of such Well (the “Target Commencement Date”).

(c) On or before the 30th Day after delivery of a Connection Notice for a Planned Well, Service Provider shall, by notice to Producer, (i) (A) acknowledge that the Planned Well covered by such Connection Notice is a Required Connection Well and provide anticipated aggregate Take Point flow rate availability or (B) acknowledge that such Planned Well is not a Required Connection Well but nonetheless commit to extend the Fresh Water System to the Well Pad on which such Planned Well is or will be located and, in each case, make Fresh Water available for such Planned Well for the Delivery Fee defined in Section 6.1(a), and provide anticipated aggregate Take Point flow rate availability, or (ii) state that it has determined that such Planned Well is not a Required Connection Well or that, whereas such Planned Well is within the Two Mile Perimeter and/or was included in the Initial Development Plan, making Fresh Water available for such Planned Well is not commercially economical, as solely determined by Service Provider, and in either case state the Delivery Fee that it would charge for extending the Fresh Water System to the Well Pad on which such Planned Well is located and making Fresh Water available for such Planned Well. The Parties acknowledge and agree that Service Provider does not control the availability of Fresh Water at each Take Point and Service Provider’s written notice in response to each Connection Notice shall be subject to change due to fluctuations of Fresh Water availability at any Take Point. Service Provider shall use commercially reasonable efforts to minimize such fluctuations at any Take Point and shall promptly provide written notice to Producer of any material change in anticipated aggregate Take Point flow rate based on Service Provider’s prior notice to Producer.

(d) If Service Provider delivers the notice referred to in Section 3.6(c)(i)(A) with respect to a Connection Notice for a Planned Well, such Planned Well shall be deemed a Required Connection Well. If Service Provider delivers the notice referred to in Section 3.6(c)(i)(B) with respect to a Connection Notice for a Planned Well, Producer may, by notice to Service Provider, accept Service Provider’s proposed Delivery Fee, in which case such Planned Well shall be deemed a Required Connection Well from and after the date of Producer’s notice, and the Delivery Fee proposed in Service Provider’s notice shall be charged for Fresh Water made available at the Frac Water Delivery Point at the Well Pad on which such Planned Well is located.

(e) If Service Provider delivers the notice referred to in Section 3.6(c)(ii) with respect to a Connection Notice for a Planned Well, and if Producer desires to have the Fresh Water System extended to the Well Pad on which such Planned Well is located but does not agree to the proposed Delivery Fee stated in such notice, the Parties shall negotiate in good faith for a period not to exceed 30 Days from the date of such notice and use reasonable efforts to reach agreement on a Delivery Fee that would be applicable to Fresh Water made available for such Planned Well. If the Parties agree in writing on such Delivery Fee, such Planned Well shall be deemed a Required Connection Well from and after the date of such agreement, and the Delivery Fee agreed by the Parties shall be charged for Fresh Water made available at the Frac Water Delivery Point at the Well Pad on which such Planned Well is located. If the Parties do not reach agreement within such 30-day period, Producer may, at its option by notice to Service Provider, (i) withdraw the Connection Notice with respect to such Planned Well, in which case Producer may source Fresh Water for hydraulic fracturing operations on such Planned Well from such source as Producer may determine, or (ii) agree to pay the incremental costs incurred by Service Provider to extend the Fresh Water System to the Well Pad on which such Planned Well is located above the costs that would be incurred by Service Provider to extend the Fresh Water

System to such Well Pad if it were located at the point on the Two Mile Perimeter, as of the date of the Connection Notice for such Planned Well, that is nearest such Well Pad, in which case such Planned Well shall become a Required Connection Well from and after the date of Producer’s notice, and the Delivery Fee defined in Section 6.1(a) shall apply to Fresh Water made available for such Planned Well.

(f) Service Provider shall cause the necessary facilities to be constructed to extend the Fresh Water System to the Well Pad on which each Required Connection Well is located and to make Fresh Water available for such Required Connection Well. Such facilities shall be available to make Fresh Water available to such Required Connection Well as soon as reasonably practicable following the Connection Notice with respect to such Well and in any event on or before the later to occur of (1) the Target Commencement Date with respect to such Well, (2) the date that is 365 Days after the Connection Notice for such Well, and (3) the date on which such Well is ready for hydraulic fracturing (the later of such dates, with respect to such Well, the “Completion Deadline”). Service Provider shall provide Producer notice promptly upon Service Provider’s becoming aware of any reason to believe that it may not be able to complete the extension of the Fresh Water System to the Well Pad on which a Required Connection Well is located by the Target Commencement Date therefor or to otherwise complete all facilities necessary to make Fresh Water available for such Well by the Target Commencement Date therefor. If and to the extent Service Provider is delayed in completing and making available such facilities by a Force Majeure event or any action of Producer that is inconsistent with the cooperation requirements of Section 3.9, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Service Provider’s completion and making available of such facilities was delayed by such events or actions. If such facilities are not completed and made available by the Completion Deadline, as Producer’s sole and exclusive remedies for such delay,

(i) Producer may, until such time as the Fresh Water System is extended to such Well Pad and Fresh Water can be made available from the Fresh Water System to such Well, source Fresh Water for hydraulic fracturing operations at such Well from such source as it may determine; and

(ii) Producer shall have the right to complete the procurement, construction and/or installation of any rights or facilities necessary to extend the Fresh Water System to such Well Pad and/or to permit Fresh Water from the Fresh Water System to be made available at the Frac Water Delivery Point at such Well Pad, in which case Service Provider shall pay to Producer an amount equal to 115% of all reasonable actual and verifiable costs and expenses incurred by Producer in so procuring, constructing, and/or installing such rights and facilities, and Producer shall convey all such rights and facilities to Service Provider and such rights and facilities shall thereafter be part of the Fresh Water System.

The remedies set forth in clauses (i) and (ii) above shall be applicable to Wells with Completion Deadlines that are on or after December 22, 2015.

(g) Producer has previously delivered a Connection Notice to Service Provider with respect to the Required Connection Wells set forth on Exhibit C. Such Connection Notice shall be deemed to have been given for each such Required Connection Well 365 Days prior to the Target Commencement Date specified for such Well in such notice.

Section 3.7 Installation and Operation of High-Rate Transfer Facilities.

(a) Service Provider shall be obligated, directly or through subcontractors, to engineer, procure, transport to the Well Pad or other applicable site, and erect or install on the Well Pad or on such site on or prior to the Completion Deadline all necessary High-Rate Transfer Facilities to enable Fresh Water to be transferred from the Fresh Water System, such Fresh Water to be mixed with Produced Water in accordance with Producer’s instructions, and to transfer Frac Water through the High-Rate Transfer Facilities to the Frac Water Delivery Points. Service Provider shall ensure that all such High-Rate Transfer Facilities remain on the Well Pad or on such site and be available to perform the High-Rate Transfer Services at all times during which Producer has notified Service Provider in accordance with Section 9.1 that hydraulic fracturing operations will be carried out on such Well Pad until such time as Producer has advised Service Provider that all hydraulic fracturing operations have been completed on all Planned Wells at such Well Pad. Service Provider shall have the right to remove and re-install or re-erect such High Rate Transfer Facilities from time to time as long as no delay or disruption in Producer’s hydraulic fracturing operations results therefrom.

(b) Producer shall provide sufficient space on the Well Pad for all necessary High-Rate Transfer Facilities other than ASTs to be located on such Well Pad. Producer shall use commercially reasonable efforts to provide sufficient space on the Well Pad, or if sufficient space on such Well Pad is not available, on the nearest reasonably available site, in any event, within one mile of the Well Pad, for the erection and installation of all ASTs required by Service Provider for the performance of the High-Rate Transfer Services on such Well Pad, together with rights of access to such site from a public road and easements or rights of way over which Service Provider may run hoses and temporary Fresh Water lines to the Well Pad. If Producer, through the use of commercially reasonable efforts, has been unable, by the date that is at least 180 days prior to the Target Commencement Date for such Well Pad, to obtain such a site and such rights of access and easements, Producer shall promptly notify Service Provider, and Service Provider shall be responsible for obtaining such site and the related access rights and easements.

(c) Service Provider shall be responsible for the operation, maintenance, repair, and removal of all High-Rate Transfer Facilities, including the operation of the applicable ASTs, ensuring that such ASTs and other High-Rate Transfer Facilities are operating properly and that the Fresh Water is transferred from such ASTs at proper flow rates (such that such ASTs do not overflow), and necessary coordination with Producer’s and its hydraulic fracturing contractors’ personnel.

(d) If Service Provider fails to perform its obligations to timely engineer, procure, transport, erect, and install the High-Rate Transfer Facilities by the Completion Date or fails to ensure that such High-Rate Transfer Facilities remain on the Well Pad or other applicable site in each case in accordance with Section 3.7(a) or fails to perform the High-Rate Transfer Services in connection with the hydraulic fracturing of Wells on a Well Pad in accordance with Section 3.1(d), then, as Producer’s sole and exclusive remedy for such failure, Producer shall have the right to complete the engineering, procurement, transportation, erection and/or installation (including through one or more subcontractors) of replacement facilities and/or to carry out such activities itself (including through one or more subcontractors), in which case Service Provider shall pay, within 30 days after presentment of an invoice therefor, to Producer an amount equal to 115% of all reasonable, actual and verifiable out of pocket costs and expenses incurred by Producer in so engineering, procuring, transporting, erecting, and installing such facilities and carrying out such activities, and upon receipt of payment by Producer therefor, Producer shall convey all such rights (including rights under third party contracts) and facilities owned or under the control of Producer to Service Provider (and shall use commercially reasonable efforts to obtain any applicable consents triggered by such assignment).

Section 3.8 Right of Way and Access. Service Provider is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels, and other rights in land necessary to construct, own, and operate the Fresh Water System, and all such rights in land shall be solely for use by Service Provider and shall not be shared with Producer, except as otherwise agreed by Service Provider; provided, however, that if Producer’s rights to take Fresh Water from any Take Point (or any other surface use or other agreements of Producer) also provide Producer the right to use any lands for the purpose of installing facilities to take Fresh Water, Producer shall use commercially reasonable efforts to make such rights available to Service Provider; and provided, further, that Producer agrees to grant and/or to cause each Rice Entity to grant, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of material expense, an easement and right of way upon all lands covered by the Service Area Properties, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, and removing all or any portion of the Fresh Water System, including all pipelines, meters, and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Service Provider shall not unreasonably interfere with Producer’s or such Rice Entity’s lease operations or with the rights of owners in fee, and will be subject to Producer’s safety and other reasonable access requirements applicable to Producer’s personnel. Neither Producer nor such Rice Entity shall have a duty to maintain the underlying agreements (such as leases, easements, and surface use agreements) that such grant of easement or right of way to Service Provider is based upon, and such grants of easement or right of way will terminate if Producer or such Rice Entity, as applicable, loses its rights to the property, regardless of the reason for such loss of rights. Notwithstanding the foregoing, (i) Producer will assist Service Provider to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.9, (ii) to the extent that Producer agrees that Service Provider’s Measurement Facilities may be located on Producer’s Well Pad sites, Producer shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites, and (iii) Producer shall use reasonable efforts to involve Service Provider in Producer’s negotiations with the owners of lands covered by the Service Area Properties so that Producer’s surface use agreements and Service Provider’s rights of way with respect to such lands can be concurrently negotiated and obtained.

Section 3.9 Cooperation. Because of the interrelated nature of the actions of the Parties required to obtain the necessary Governmental Approvals from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the Fresh Water System to each Well Pad, the Parties agree to work together in good faith to obtain such Governmental Approvals, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided herein. The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such Governmental Approvals, authorizations, consents and rights of way.

ARTICLE 4

CERTAIN PROVISIONS REGARDING PRODUCED WATER SERVICES

Section 4.1 Access to Produced Water Receipt Points. Producer shall be responsible for ensuring that Service Provider and its subcontractors have safe road access to all Produced Water Receipt Points from public roadways suitable for travel by highway trucking equipment. As between Producer and Service Provider, Producer shall be responsible for all maintenance of and damage to (and all payments in respect thereof) all access roads from public roadways to the Produced Water Receipt Points.

Section 4.2 Dispatch Procedures.

(a) Service Provider shall install, regularly inspect, maintain, and operate, at Service Provider’s cost, in Producer’s Produced Water tanks located at or in the vicinity of each Well Pad, water-level sensors connected to a remote monitoring system capable of making available to Service Provider on an hourly or more frequent basis data regarding the level of Produced Water in each such tank. Producer hereby grants Service Provider the right, and agrees to provide access for, Service Provider to install, regularly inspect, maintain and operate such sensors. Service Provider shall be responsible for the timely dispatch of trucks to all Wells at which such sensors and monitoring systems are installed and operating properly to collect Produced Water from the tanks at such Wells. In the event that Service Provider is notified or otherwise has knowledge of any outage of or malfunction in any such sensors at any such tanks or any outage of or malfunction in such monitoring system, Service Provider shall use reasonable efforts to timely dispatch trucks to collect Produced Water based on historical flow rates or on information provided by Producer but shall not otherwise be liable for any failure to timely dispatch trucks to any affected tank during any period of any such outage or malfunction.

Section 4.3 Designated Receiving Facilities.

(a) Service Provider shall treat, recycle, release, sell for re-use, or otherwise dispose of, or shall cause an Affiliate or subcontractor of Service Provider to treat, recycle, release, sell for re-use, or otherwise dispose of, all Produced Water collected by Service Producer at the Produced Water Receipt Points in the Service Area through facilities, including Service Provider’s or its Affiliates’ own facilities, that have been designated by Service Provider and approved by Producer (each such facility, a “Designated Receiving Facility”). If Producer approves a facility as a Designated Receiving Facility, it shall have the right, at any time upon notice to Service Provider, to withdraw such approval, and such facility shall cease to be a Designated Receiving Facility effective upon the 60th Day after such notice; provided, however, that Producer shall reimburse Service Provider for all costs reasonably incurred by Service Provider in order to utilize such facility as a Designated Receiving Facility and shall indemnify Service Provider and its Affiliates for any contractual liability incurred by Service Provider to a third party as a result of its not being able to utilize such facility as a Designated Receiving Facility.

(b) Producer shall have the right, at its sole cost and expense, to visit and observe operations at each Designated Receiving Facility operated by Service Provider, in each case during normal business hours, on reasonable notice, and subject to such reasonable safety procedures as shall be reasonably required by Service Provider. Such visits and observations shall be carried out in a manner that does not unreasonably interfere with operations at such Designated Receiving Facility. Service Provider shall use reasonable efforts to afford Producer the opportunity to visit and observe operations at each Designated Receiving Facility operated by a Service Provider subcontractor and shall at the request of Producer perform such visits and observations and use reasonable efforts to include a representative of Producer among its representatives on any such visit.

Section 4.4 Non-Conforming Produced Water. If the Produced Water quality at any Produced Water Receipt Point does not conform to the Produced Water Quality Standards, then Service Provider will have the right to immediately discontinue taking Produced Water at such Produced Water Receipt Point so long as the Produced Water at such Produced Water Receipt Point continues to be non-conforming. In the event that Service Provider takes receipt of non-conforming Produced Water at any Produced Water Receipt Point, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Service Provider and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Produced Water, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party. “Produced Water Quality Standards” means, with respect to any Produced Water, that such Produced Water is free from any contamination or any substances that would result in such Produced Water not meeting any requirements imposed by Applicable Law for transportation by truck or any quality standards of a Designated Receiving Facility.

Section 4.5 Transportation Services Equipment. Service Provider shall provide, or cause to be provided, all equipment necessary to perform the Transportation Services. The equipment shall (a) be suitable for the performance of the Transportation Services, (b) comply with the specifications for equipment used for services equivalent to the Transportation Services as required by Applicable Law, including the regulations of the USDOT, and (c) be maintained in a good, safe, and serviceable condition. Service Provider shall only use subcontractors to perform the Transportation Services that maintain a USDOT safety rating of “Satisfactory”.

Section 4.6 Contract Carrier Status. Producer and Service Provider intend to rely on their respective rights and remedies under this Agreement and, if it would otherwise be applicable, expressly waive any and all rights and remedies under Part B, Subtitle IV of Title 49 of the United States Code that may be waived as provided in 49 USC § 14101(b)(1). Producer and Service Provider intend that the contractual arrangement documented by this Agreement be that of a contract motor carrier and for the terms and conditions of this Agreement to take precedence over any terms and conditions which might apply to a shipper and common carrier. Any use of form bills of lading, or other freight documents referring to “common carriers” and/or “tariffs”, shall not alter the contract relationship created hereunder between the Parties.

ARTICLE 5

TERM

Section 5.1 Term. This Agreement, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until December 22, 2029, and from Month to Month thereafter (with the initial term of this Agreement deemed extended for each of any such additional Month) until such time as this Agreement is terminated, by notice from either Party to the other Party, effective on the last day of the Month specified in such notice, which notice shall be given not less than 30 days before the effective date of such termination.

ARTICLE 6

FEES AND CONSIDERATION

Section 6.1 Fees.

(a) Subject to the other provisions of this Agreement, Producer shall pay Service Provider each Month in accordance with the terms of this Agreement, for all Services provided by Service Provider during such Month, an amount equal to the sum of the following:

(i) the aggregate volume of Fresh Water stated in Gallons delivered by Service Provider to the Frac Water Delivery Points, as measured at the Fresh Water Measurement Points, during such Month multiplied by the tiered fee set forth below (as may be otherwise agreed in accordance with Section 3.6(a) or increased or decreased in accordance with Section 6.1(c), the “Delivery Fee”):

For volumes up to and including the first 8,250,000 Gallons per Well	$0.07 per Gallon
For Volumes above 8,250,000 Gallons up to and including 13,250,000 Gallons per Well	$0.03 per Gallon
For volumes above 13,250,000 Gallons per Well	$0.01 per Gallon

Volumes of supplemental Fresh Water delivered by Producer to Service Provider at an Impoundment Facility or supplemental Fresh Water delivered by Producer to Service Provider at the Well Pad during such Month as contemplated in Section 3.4 shall not be subject to the Delivery Fee and shall not be included in the volumes of Fresh Water delivered to a Frac Water Delivery Point and used in hydraulic fracturing operations for purposes of determining the appropriate Delivery Fee tier.

(ii) an amount equal to $0.01 per Gallon of supplemental Fresh Water delivered by Producer to Service Provider at an Impoundment Facility or Service Provider’s facilities at the applicable Well Pad during such Month as contemplated in Section 3.4 (the “Supplemental Water Fee”); and

(iii) an amount equal to the sum of (A) all third party out-of-pocket costs actually incurred by Service Provider in performing the Produced Water Services (“Reimbursable Produced Water Services Costs”), plus (B) 2% of the amount of such costs.

(b) If the Minimum Aggregate Fresh Water Volume for any calendar quarter exceeds the actual aggregate volume of Fresh Water measured at the Fresh Water Measurement Points during such calendar quarter (such excess, the “Aggregate Shortfall Volume”), then (1) the Aggregate Shortfall Volume for such calendar quarter shall be allocated to each Well having a Well Shortfall Volume for such calendar quarter pro rata based on the volumes of Fresh Water measured at the applicable Fresh Water Measurement Point and Produced Water measured at the applicable Produced Water Delivery Point and, in each case, delivered to each such Well as Frac Water and (2) the aggregate Delivery Fee payable for such calendar quarter shall be recalculated, treating the Aggregate Shortfall Volume as allocated to each such Well for purposes of such recalculation as Fresh Water subject to the Delivery Fee. For an example calculation, see Exhibit E. The excess of the amount of the Delivery Fee for such calendar quarter as so recalculated over the amount of the Delivery Fee otherwise payable for such calendar quarter shall be included in Service Provider’s invoice for the last Month of such calendar quarter and shall be paid by Producer to Service Provider. The following terms used in this Section 6.1(b) have the following meanings:

(i) “Minimum Aggregate Fresh Water Volume” for any calendar quarter means 70% of the sum of (i) the aggregate volumes of Fresh Water measured at the Fresh Water Measurement Points during such calendar quarter plus (ii) the aggregate volumes of Produced Water measured at the Produced Water Measurement Points during such calendar quarter.

(ii) “Minimum Fresh Water Volume” means, with respect to any Well and any calendar quarter, 70% of the sum of (i) the volumes of Fresh Water measured at the applicable Fresh Water Measurement Point during such calendar quarter and delivered as Frac Water to such Well plus (ii) the aggregate volumes of Produced Water measured at the applicable Produced Water Measurement Point and delivered as Frac Water to such Well during such calendar quarter.

(iii) “Well Shortfall Volume” means with respect to any calendar quarter the excess of the Minimum Fresh Water Volume for such Well over the actual volume of Fresh Water measured at the applicable Fresh Water Measurement Point and delivered as Frac Water to such Well.

(c) The Delivery Fee and the Supplemental Water Fee shall be adjusted up on an annual basis in proportion to the percentage change, from the preceding year, in the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”). Such adjustment shall be made effective upon the first Day of each Contract Year commencing in the Contract Year beginning in 2016, and shall reflect the percentage change in the CPI as it existed for June of the preceding Contract Year from the CPI for the second immediately preceding June; provided, however, that the Delivery Fee and the Supplemental Water Fee shall never be less than the initial fees stated in Section 6.1(a) and such fees shall not be increased by more than 4% in any given Contract Year.

(d) Service Provider shall have the right to pass through to Producer and its other customers, on a pro rata basis based on aggregate Monthly Fresh Water deliveries through the relevant facilities, any heating costs incurred by Service Provider to prevent pipeline freezing.

ARTICLE 7

CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

Section 7.1 Operational Control of Service Provider’s Facilities. Subject to the terms and conditions of this Agreement, Service Provider shall design, construct, own, operate, and maintain the Water Facilities at its sole cost and risk. Service Provider shall be entitled to full and complete operational control of its facilities and shall be entitled to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 7.2 Maintenance. Service Provider shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Service Provider deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected. Before the beginning of each calendar year, Service Provider shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance. On or before the 10th Day before the end of each Month, Service Provider shall provide Producer with its projected maintenance schedule for the following Month.

Section 7.3 Third Party Services; Capacity Allocations on the Fresh Water Facilities.

(a) Subject to this Section 7.3 and the other provisions of this Agreement, Service Provider has the right to contract with other Persons to provide services utilizing the Fresh Water Facilities on an Interruptible Service basis.

(b) To the extent that the Firm Service volumes of Fresh Water that Service Provider has agreed to make available on a particular System Segment, including the volumes that Service Provider is obligated to make available at the Frac Water Delivery Points on such System Segment pursuant to Section 3.1, for any reason (including Maintenance, Force Majeure, or any foreseen or unforeseen reduction in capacity) exceed the capacity of such System Segment to make Fresh Water available or the availability of Fresh Water at the Take Points, then Service Provider shall first completely curtail all Interruptible Service volumes on such System Segment for Producer and other 3rd party producer volumes at Service Provider’s discretion and second, if required, interrupt or curtail Firm Service volumes of Fresh Water on such System Segment made available to all Firm Service customers of Service Provider pro rata.

(c) Except as otherwise provided in this Section 7.3, Service Provider shall be free to use any Fresh Water present or available in the Fresh Water Facilities to satisfy its obligations to Producer and any third party and shall not be obligated to ensure that Fresh Water taken from any Take Point is utilized only to perform Services for Producer; provided, however, that Service Provider shall comply with any restrictions on the use of any Fresh Water taken from any of Producer’s Take Point and made available to any third party, and ensure that such third party also so complies, to the extent that Producer has informed Service Provider of such restrictions.

Section 7.4 Water Treatment Asset. If, to the extent permitted in accordance with Section 5.9 of the Purchase and Sale Agreement dated as of November 4, 2015 (the “PSA”), between Rice Energy and the Partnership, Producer or any of its Affiliates controlled by Rice Energy constructs or acquires and retains ownership of a Water Treatment Asset (as defined in the PSA), the Parties agree to negotiate in good faith and use reasonable efforts to agree on modifications to the applicable portions of this Agreement relating to Produced Water treated at such Water Treatment Asset and then utilized by Producer as Frac Water.

ARTICLE 8

DELIVERY RATES

Section 8.1 Delivery Rates. The Fresh Water System, including the Impoundment Facilities, will be designed to permit Fresh Water to be made available at the points on interconnection with the High-Rate Transfer Facilities at a minimum flow rate of 60 Barrels per minute, assuming that Fresh Water will be made available for hydraulic fracturing operations on only one Well per trunkline at any given time (the “Minimum Flow Rate”).

Section 8.2 Producer Facilities. Producer, at its own expense, directly or through subcontractors, shall construct, equip, maintain, and operate all facilities necessary to receive Frac Water at the Frac Water Delivery Points at the required rates of flow.

ARTICLE 9

NOMINATION

Section 9.1 Fresh Water Delivery Nominations. Producer shall regularly communicate to Service Provider the dates on which Producer plans to carry out hydraulic fracturing operations on each Well Pad and shall by notice to Service Provider not less than five Business Days in advance specify the dates on which Service Provider is to commence deliveries of Fresh Water at the Frac Water Delivery Points at such Well Pad.

Section 9.2 Changes in Fresh Water Delivery Rates. If Producer desires that Service Provider make Frac Water available on any Day at the Frac Water Delivery Point on any Well Pad at flow rates greater than or less than the Frac Water delivery rate specified for such Well Pad in the Connection Notice for such Well Pad, Producer may, on not less than 5 Business Days’ notice to Service Provider, increase or decrease the Frac Water delivery rate for such Well Pad.

ARTICLE 10

MEASUREMENT EQUIPMENT AND PROCEDURES

Section 10.1 Equipment. Service Provider shall install, own, operate, and maintain Measurement Facilities to measure the volumes of Fresh Water made available on each Day at each Fresh Water Measurement Point and the volumes of Produced Water delivered by truck on each Day at each Produced Water Measurement Point for mixing with Fresh Water in the High-Rate Transfer Facilities. Producer shall have the right to install check Measurement Facilities at each Measurement Point. The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of Service Provider’s Measurement Facilities at each Measurement Point shall be performed by Service Provider.

Section 10.2 Notice of Measurement Facilities Inspection and Calibration. Each Party shall give reasonable notice to the other Party in order that the other Party may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities or other facilities or equipment used in measuring or checking the measurement of volumes of Fresh Water or Produced Water under this Agreement (including Producer’s or its hydraulic fracturing contractor’s equipment collecting data regarding Fresh Water volumes delivered hereunder). The official electronic data from such Measurement Facilities or other facilities or equipment shall remain the property of the owner thereof, but copies of such records shall, upon request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.

Section 10.3 Measurement Accuracy Verification.

(a) Each Party shall verify the accuracy of all Measurement Facilities or other equipment or facilities used in measuring or checking the measurement of volumes of Fresh Water or Produced Water under this Agreement owned by such Party no less frequently than twice per year, unless a special test is requested pursuant to Section 10.4.

(b) If, during any test of such Measuring Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter run in excess of two percent (2%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by the Parties) and the total flow for the period redetermined in accordance with the provisions of Section 10.5. If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the two percent (2%) error.

(c) If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed two percent (2%) of the adjusted flow rate, all prior recordings and electronic flow computer data shall be considered to be accurate for volume determination purpose.

Section 10.4 Special Tests. In the event a Party desires a special test (a test not scheduled by a Party under the provisions of Section 10.3) of any Measurement Facilities used in measuring or checking the measurement of volumes of Fresh Water or Produced Water under this Agreement, seventy-two (72) hours advance notice shall be given to the other Party and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 10.3(b), then the Party that requested the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto. If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 10.3(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 10.5.

Section 10.5 Metered Flow Rates in Error. If, for any reason, any Measurement Facilities used in measuring or checking the measurement of volumes of Fresh Water or Produced Water under this Agreement are (i) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated flow rate through each meter run is found to be in error in excess of two percent (2%) of the adjusted flow rate as described in Section 10.3, the total volumes of Fresh Water or Produced Water, as applicable, made available shall be determined in accordance with the first of the following methods which is feasible:

(a) By using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 10.3);

(b) Where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Fresh Water or Produced Water, as applicable, in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

(c) By correcting the error by re-reading of the official data, or by straightforward application of a correcting factor to the volumes recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(d) By estimating the volumes, based upon volumes made available during periods of similar conditions when the meter was registering accurately.

Section 10.6 Record Retention. The Party owning the Measurement Facilities shall retain and preserve all test data, flow metering data, and similar records for any calendar year for a period of at least twenty-four (24) Months following the end of such calendar year unless Applicable Law requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.

ARTICLE 11

NOTICES

Section 11.1 Notices. Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day. Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, or if Producer desires to serve upon Service Provider a Connection Notice, the delivery of such notice shall be considered effective under this Section 11.1 only if delivered by any method set forth in items (i) through (iv) above. Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

Producer:	RICE DRILLING B LLC
400 Woodcliff Drive
Canonsburg, PA 15317

Attn: Jide Famuagun
Phone: 724-825-2600
Email: Jide.Famuagun@RiceEnergy.com

With copy to:	For gas control, nominations & balancing:
Attn: Greg Nichols
Phone: 724-531-4920
Email: Greg.Nichols@RiceEnergy.com

For accounting, financial, and legal:

Attn: Kate Romano
Phone: 724-338-2129
Email: Kate.Romano@RiceEnergy.com

All notices related to non-routine business matters, including all notices related to legal claims and other legal proceedings, shall also be sent to the following:

Attn: Will Jordan
Phone: 832-708-3432
Email: Will.Jordan@RiceEnergy.com

Service Provider:	RICE WATER SERVICES (PA) LLC
400 Woodcliff Drive
Canonsburg, PA 15317

Attn: Mark Griffin
Phone: 412-616-8871
Email: Mark.Griffin@RiceEnergy.com

With copy to:	For gas control, nominations & balancing:

Attn: Greg Nichols
Phone: 724-531-4920
Email: Greg.Nichols@RiceEnergy.com

For accounting, financial, and legal:

Attn: Kate Romano
Phone: 724-338-2129
Email: Kate.Romano@RiceEnergy.com

All notices related to non-routine business matters, including all notices related to legal claims and other legal proceedings, shall also be sent to the following:

Attn: Will Jordan
Phone: 832-708-3432
Email: Will.Jordan@RiceEnergy.com

ARTICLE 12

PAYMENTS

Section 12.1 Invoices. Not later than the tenth (10th) Day following the end of each Month, Service Provider shall provide Producer with a detailed statement setting forth the volumes of Fresh Water made available during such Month at the Frac Water Delivery Points and the Delivery Fee with respect to such Month, the volumes of supplemental Fresh Water delivered to the Impoundment Facilities by Producer as contemplated by Section 3.4 and the aggregate Supplemental Water Fee, the Reimbursable Produced Water Services Costs, and the net amount due to Service Provider, together with measurement summaries and all relevant supporting documentation, to the extent available on such tenth (10th) Day (with Service Provider being obligated to deliver any such supporting documentation that is not available on such tenth (10th) Day as soon as it becomes available). Producer shall make payment to Service Provider by the last Business Day of the Month in which such invoice is received. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Service Provider to Producer in writing from time to time. If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Service Provider shall refund any amount of overcharge, and Producer shall pay any amount of undercharge, within thirty (30) Days after final determination thereof, provided, however, that no retroactive adjustment will be made beyond a period of twenty-four (24) Months from the date of a statement hereunder.

Section 12.2 Right to Suspend on Failure to Pay. If any undisputed amount due hereunder remains unpaid for sixty (60) Days after the due date, Service Provider shall have the right to suspend or discontinue Services hereunder until any such past due amount is paid.

Section 12.3 Audit Rights. Either Party, on not less than thirty (30) Days prior written notice to the other Party, shall have the right at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of twelve (12) consecutive Months, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting Fresh Water volumes hereunder and shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.

Section 12.4 Payment Disputes. In the event of any dispute with respect to any payment hereunder, Producer shall make timely payment of all undisputed amounts, and Service Provider and Producer will use good faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date. Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

Section 12.5 Interest on Late Payments. In the event that Producer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to ten percent (10%) from the date payment is due until the date payment is made.

Section 12.6 Excused Performance. Service Provider will not be required to perform or continue to perform Services, and Producer shall not be obligated to obtain Fresh Water under this Agreement, in the event:

(a) the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;

(b) the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within ninety (90) Days of such filing; or

(c) the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.

ARTICLE 13

FORCE MAJEURE

Section 13.1 Suspension of Obligations. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.

Section 13.2 Definition of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming relief and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accident to wells, machinery, equipment or lines of pipe, the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe, inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, or Governmental Approvals, any action or restraint by any Governmental Authority (so long as the Party claiming relief has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with any Applicable Law).

Section 13.3 Settlement of Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party affected thereby, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

Section 13.4 Payments for Fresh Water Made Available. Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Producer’s obligation to make payment for Services performed.

ARTICLE 14

INDEMNIFICATION

Section 14.1 Service Provider. Subject to the terms of this Agreement, including Section 17.8,

(a) Service Provider shall release, indemnify, defend, and hold harmless Producer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Service Provider, but only to the extent that liability for such claims and losses is not otherwise allocated pursuant to the indemnification provisions of Section 4.3(a), Section 4.4, Section 14.1(b), Section 14.2(b), or Article 15, and (ii) subject to Section 3.4(b), any breach of this Agreement by Service Provider.

(b) Service Provider shall release, indemnify, defend, and hold harmless Producer and its joint interest owners and Producer’s contractors and subcontractors of any tier and its and their Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees (collectively, the “Producer Group”) from and against all claims and losses for bodily injury to or death of any individual in the Service Provider Group or damage to or loss of the property of any Person in the Service Provider Group in each case arising while such individual or property is on a Well Pad or any property of the Producer adjacent to a Well Pad in connection with the performance by Service Provider of the High-Rate Transfer Services or other services at such Well Pad, including in each case claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding in each case claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

Section 14.2 Producer. Subject to the terms of this Agreement, including Section 17.8,

(a) Producer shall release, indemnify, defend, and hold harmless Service Provider and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Producer, but only to the extent that liability for such claims and losses is not otherwise allocated pursuant to the indemnification provisions of Section 4.3(a), Section 4.4, Section 14.1(b), Section 14.2(b), or Article 15, and (ii) any breach of this Agreement by Producer.

(b) Producer shall release, indemnify, defend, and hold harmless Service Provider and its contractors and subcontractors of any tier and its and their Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees (collectively, the “Service Provider Group”) from and against all claims and losses for bodily injury to or death of any individual in the Producer Group or damage to or loss of the property of any Person in the Producer Group in each case arising while such individual or property is on a Well Pad or any property of the Producer adjacent to a Well Pad in connection with the operations of Producer at such Well Pad, including in each case claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding in each case claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

ARTICLE 15

CUSTODY AND TITLE

Section 15.1 Custody of Fresh Water. As among the Parties, Producer shall be in custody, control and possession of Fresh Water after such Fresh Water is made available as or as part of the Frac Water at the Frac Water Delivery Points and shall be in custody, control, and possession of Fresh Water that it delivers to the Impoundment Facilities as contemplated in Section 3.4 until such Fresh Water is delivered to the Impoundment Facilities. As among the Parties, Service Provider shall be in custody, control and possession of all Fresh Water in the Fresh Water Facilities at all other times. Subject to Section 4.4, Section 14.1(b), and Section 14.2(b), the Party having custody and control of Fresh Water under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Fresh Water when such Fresh Water is in its custody and control, including losses resulting from any negligent acts or omissions of any indemnified party, but excluding any losses to the extent caused by or arising out of the negligence, gross negligence, or willful misconduct of the indemnified party.

Section 15.2 Custody of Produced Water. As among the Parties, Producer shall be in custody, control and possession of Produced Water until such Produced Water is received by Service Provider or its subcontractors at the Produced Water Receipt Points and shall be in custody, control, and possession of Produced Water after such Produced Water is made available as part of the Frac Water at the Frac Water Delivery Points. As among the Parties, Service Provider shall be in custody, control and possession of all Produced Water from and after its receipt by Service Provider or its subcontractors at the Produced Water Receipt Points, except for Produced Water made available as part of the Frac Water at the Frac Water Delivery Points. Subject to Section 4.4, Section 14.1(b), and Section 14.2(b), the Party having custody and control of Produced Water under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Produced Water when such Produced Water is in its custody and control, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding claims and losses to the extent caused by or arising out of the gross negligence or willful misconduct of the indemnified party.

Section 15.3 Title to Produced Water. Service Provider shall take title to all Produced Water received by Service Provider or its subcontractors at the Produced Water Receipt Points, other than Produced Water that is to be delivered to Producer’s Produced Water tanks at a Well Pad in accordance with Producer’s instructions, title to which shall be retained by Producer. Producer shall ensure that such Produced Water is free of all liens arising by, through, or under Producer, other than liens arising by operation of law.

ARTICLE 16

PAYMENTS FOR FRESH WATER; TAXES

Section 16.1 Payments for Fresh Water; Taxes. To the extent that any Person is entitled to any payment in respect of Fresh Water taken from any Take Point, including any taxes, Service Provider shall pay or cause to be paid and agrees to hold Producer harmless as to the payment of all such payments or taxes. Service Provider shall pay or cause to be paid all taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Fresh Water Facilities. Neither Party shall be responsible nor liable for any taxes or other statutory charges levied or assessed against the facilities of the other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party. Notwithstanding the foregoing, to the extent that such payments or taxes relate to Fresh Water that is made available to a third party pursuant to Section 7.3(c), Service Provider shall look only to such third party, and not to Producer, for payment or reimbursement of such payments and taxes to the extent relating to the Fresh Water made available to such third party, and shall use reasonable efforts to ensure that Fresh Water not subject to such payments and taxes is made available to Producer in preference to third parties.

ARTICLE 17

MISCELLANEOUS

Section 17.1 Rights. The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 17.2 Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement. To the extent that the performance of the Services by Service Provider shall at any point in time become prohibited or restricted by Applicable Laws or the provisions of any Governmental Approval, Service Provider shall be relieved from its obligations to perform such Services.

Section 17.3 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the City and County of Washington, Pennsylvania, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 17.4 Successors and Assigns.

(a) This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

(b) To the extent any Affiliate of Producer acquires any Interests in the Service Area or any water facilities, Producer shall cause such Affiliate to comply with the obligations of Producer under Article 2 of this Agreement with respect to its Interests and to enter into an agreement with Service Provider substantially the same as this Agreement.

(c) Except as set forth in Section 17.4(d) and Section 17.4(e), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party, and any assignment or attempted assignment made otherwise than in accordance with this Section 17.4 shall be null and void ab initio.

(d) Service Provider may perform all services under this Agreement itself using its own water facilities and/or perform any or all such services through third parties, in which case references herein to the relevant Water Facilities shall be deemed to be references to such facilities of the relevant third party.

(e) Notwithstanding the foregoing clause (d):

(i) Service Provider shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer if such assignment is made to any Person to which the Water Facilities or any part thereof has been or will be transferred that assumes in writing all of Service Provider’s obligations hereunder (if applicable, to the extent that part of the Water Facilities being transferred to such Person) and is (A) an Affiliate of Service Provider or (B) a Person to which the Water Facilities has been or will be transferred who (1) hires (or retains, as applicable) operating personnel who are then operating the Water Facilities (or has similarly experienced operating personnel itself), (2) has operated for at least two (2) years prior to such assignment systems similar to the Water Facilities, or (3) contracts for the operation of the Water Facilities with another Person that satisfies either of the foregoing conditions (1) or (2) in this clause (B), provided in the case of an assignment pursuant to this clause (B), the assignee has creditworthiness as reasonably determined by Producer that is equal to the higher of Service Provider’s creditworthiness as of the Effective Date and Service Provider’s creditworthiness as of the date of the assignment.

(ii) Service Provider shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Service Provider.

(iii) Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Service Provider, to any Person to which it sells, assigns, or otherwise transfers all or any portion of the Service Area Properties and who (A) who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Service Area Properties being transferred to such Person) and (B) whose creditworthiness is equal to or greater than the greater of Producer’s credit rating as of the Effective Date and Producer’s creditworthiness as of the date of the assignment.

(f) Upon an assignment by Service Provider in accordance with Section 17.4(e)(i)(B) Service Provider shall be released from its obligations under this Agreement to the extent of such assignment. Upon an assignment by Producer in accordance with Section 17.4(e)(iii), (i) Producer shall be released from its obligations under this Agreement to the extent of such assignment and (ii) except in the case of an assignment to an Affiliate, Guarantor’s obligations under the Guaranty will terminate as to such obligations to the extent of such assignment.

Section 17.5 Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by Applicable Law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 17.6 Confidentiality.

(a) Confidentiality. Except as otherwise provided in this Section 17.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including Development Plans, Fresh Water Facilities Plans, and all data relating to the production of Producer) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

(b) Permitted Disclosures. Notwithstanding Section 17.6(a) disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 17.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 17.6(b), or (viii) except for information disclosed pursuant to Article 3 of this Agreement, to a royalty, overriding royalty, net profits or similar owner burdening production from the Service Area Properties, provided such royalty, overriding royalty, net profits or similar owner, agrees in writing to be bound by the terms of this Section 17.6.

(c) Notification. If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 17.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d) Party Responsibility. Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 17.6.

(e) Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 17.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement. The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement. Nothing contained in this Section 17.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f) Survival. The provisions of this Section 17.6 shall survive any expiration or termination of this Agreement; provided that other than with respect to information disclosed pursuant to Article 3, as to which such provisions shall survive indefinitely, such provisions shall survive only a period of one (1) year.

Section 17.7 Entire Agreement, Amendments and Waiver. This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement amends and restates in its entirety and supersedes the Original Agreement. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement. No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 17.8 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 17.9 Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 17.10 Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by Applicable Law.

Section 17.11 No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 17.12 Rules of Construction. In construing this Agreement, the following principles shall be followed:

(a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d) the plural shall be deemed to include the singular and vice versa, as applicable; and

(e) references to Section shall be references to Sections of this Agreement.

Section 17.13 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 17.14 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 17.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

RICE DRILLING B LLC

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV Chief Executive Officer

RICE WATER SERVICES (PA) LLC

By:	/s/ Rob Wingo
Rob Wingo
Senior Vice President, Chief Operating Officer

Water Services Agreement

Signature Page

EXHIBIT A

FORM OF CONNECTION NOTICE

Rice Water Services (PA) LLC

400 Woodcliff Drive

Canonsburg, PA 15317

Re:	Amended and Restated Water Services Agreement dated December __, 2015, between Rice Drilling B LLC and Rice Water Services (PA) LLC (the “Water Services Agreement”)

Ladies and Gentlemen:

This is a Connection Notice for purposes of the Water Services Agreement. Capitalized terms used but not defined in this Connection Notice have the meanings given such terms in the Water Services Agreement.

Service Provider is hereby notified that Producer is planning to drill, complete, and hydraulically fracture the Planned Wells at the Well Pads by the Target Commencement Dates, in each case as set forth below and will require Frac Water to be delivered to the Frac Water Delivery Points at such Well Pads at the rates of flow stated below for the number of days after the Target Commencement Date as set forth below:

Planned Well	Well Pad	Target Commencement Date	Rates of Flow and Number of Days

Very truly yours,

RICE DRILLING B LLC

By:
Name:
Title:

Exhibit A – Page 1

EXHIBIT C

INITIAL REQUIRED CONNECTION WELLS

(as of 11/1/2015)

Pad Name	# of Wells on Pad	Target Commencement Date
Wiggin Out South	5	11/1/2015
Rumpelstiltskin South	4	12/30/2015
Iron Man North	4	5/2/2016
Fowler North	5	6/8/2016
Brova South	4	10/11/2016
Shotski South	4	5/30/2017

Exhibit C

EXHIBIT D

RICE GUARANTY

This Parent Guaranty (this “Agreement”) dated as of November 4, 2015 is made by Rice Energy Inc., a Delaware corporation (the “Guarantor”), in favor of each of Rice Water Services (OH) LLC, a Delaware limited liability company (“Rice OH”), and Rice Water Services (PA) LLC, a Delaware limited liability company (“Rice PA” and, together with Rice OH, each a “Beneficiary” and together the “Beneficiaries”), as set forth below. The Guarantor and the Beneficiaries are sometimes referred to together herein as the “Parties” and each individually as a “Party.”

INTRODUCTION

WHEREAS, this Agreement is being executed and delivered in connection with that certain (i) Amended & Restated Water Services Agreement, by and between Rice Drilling D LLC, a Delaware limited liability company (“Drilling D”), and Rice OH, dated as of November 4, 2015 (the “Rice OH Agreement”); and (ii) Amended & Restated Water Services Agreement, by and between Rice Drilling B LLC, a Delaware limited liability company (“Drilling B”), and Rice PA, dated as of November 4, 2015 (the “Rice PA Agreement” and, together with the Rice OH Agreement, the “Water Services Agreements” and each a “Water Services Agreement”);

WHEREAS, as of the date hereof, each of Drilling B and Drilling D is a subsidiary of the Guarantor, and the Guarantor acknowledges that (a) it will substantially benefit from the Water Services Agreements and (b) this Agreement is necessary or convenient to the conduct, promotion or attainment of the business of each of Drilling B and Drilling D;

WHEREAS, (i) to induce Rice OH to enter into the Rice OH Agreement, Rice OH desires that the Guarantor guarantee the performance of Drilling D under the Rice OH Agreement and (ii) to induce Rice PA to enter into the Rice PA Agreement, Rice PA desires that the Guarantor guarantee the performance of Drilling B under the Rice PA Agreement, each upon the terms and conditions set forth herein; and

WHEREAS, the Guarantor desires to guarantee the performance of (i) Drilling D under the Rice OH Agreement and (ii) Drilling B under the Rice PA Agreement, each upon the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Guarantor hereby stipulates and agrees as follows:

1. The Guaranty.

(a) Subject to the last sentence of Section 1(c), the Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Rice OH the full and timely performance and discharge (including the payment of money) by Drilling D of all

Exhibit D – Page 1

obligations and liabilities of Drilling D now existing or hereafter arising under the Rice OH Agreement (the “Drilling D Guaranteed Obligations”) and hereby agrees that if Drilling D shall fail to (i) pay any amount when and as the same shall be due and payable by Drilling D to or for the benefit of Rice OH or any subsidiary thereof or (ii) timely perform and discharge in full any other obligation or liability in accordance with the terms of the Rice OH Agreement, the Guarantor shall forthwith pay to or for the benefit of Rice OH or any subsidiary thereof, as applicable, such amount or perform and discharge, or cause to be performed and discharged, any such obligation or liability, as the case may be, as such payment or performance and discharge is required to be made or done by Drilling D pursuant to the terms thereof.

(b) Subject to the last sentence of Section 1(c), the Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Rice PA the full and timely performance and discharge (including the payment of money) by Drilling B of all obligations and liabilities of Drilling B now existing or hereafter arising under the Rice PA Agreement (the “Drilling B Guaranteed Obligations” and, together with the Drilling D Guaranteed Obligations, the “Guaranteed Obligations”) and hereby agrees that if Drilling B shall fail to (i) pay any amount when and as the same shall be due and payable by Drilling B to or for the benefit of Rice PA or any subsidiary thereof or (ii) timely perform and discharge in full any other obligation or liability in accordance with the terms of the Rice PA Agreement, the Guarantor shall forthwith pay to or for the benefit of Rice PA or any subsidiary thereof, as applicable, such amount or perform and discharge, or cause to be performed and discharged, any such obligation or liability, as the case may be, as such payment or performance and discharge is required to be made or done by Drilling B pursuant to the terms thereof.

(c) Except to the extent otherwise expressly provided herein, each of the guarantees set forth in Sections (1)(a) and (1)(b) is an absolute, present and continuing guarantee of payment and of performance of obligations and not of collectibility and is in no way conditional or contingent upon any attempt to collect from Drilling B or Drilling D, as applicable, or upon any other action, occurrence or circumstance whatsoever. It shall not be necessary for any Beneficiary in order to enforce such payment or performance by the Guarantor, first to institute suit or exhaust its remedies against Drilling B or Drilling D, as applicable, the Guarantor or any other person or entity liable with respect to any Guaranteed Obligations.

(d) Notwithstanding any provision of this Agreement to the contrary, as to any Guaranteed Obligation which the Guarantor is called upon to pay, perform, or discharge, Guarantor reserves to itself the right to assert any and all claims, counterclaims, defenses, setoffs and other rights to the same extent that Drilling D or Drilling B, as applicable, could assert any such claim, counterclaim, defense, setoff or other right against the applicable Beneficiary with respect to such Guaranteed Obligation, except for those arising out of any of the events described in Section 2(d) hereof.

2. Obligations Absolute. The obligations of the Guarantor with respect to each Beneficiary hereunder shall be absolute, continuing and unconditional and shall not be released, discharged or in any way affected by any of the following:

Exhibit D – Page 2

(a) any amendment to, modification of, or supplement to the applicable Water Services Agreement or any assignment or transfer of any rights or obligations thereunder;

(b) any extension of the time for the payment of all or any portion of any sums payable under the applicable Water Services Agreement or the extension of time for the performance of any obligations under, arising out of or in connection with the applicable Water Services Agreement;

(c) any failure, omission, delay or lack of diligence on the part of the applicable Beneficiary or any other person or entity to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on such Beneficiary or any other person or entity by the applicable Water Services Agreement, or any action on the part of such Beneficiary or such other person or entity granting indulgence or extension of any kind;

(d) any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding or any other defense that may arise in connection with any such proceeding with respect to Drilling B, Drilling D, the Guarantor or any other person or entity;

(e) any change in the corporate, limited liability company or partnership structure, existence or ownership of Drilling B (as applicable), Drilling D (as applicable), the Guarantor (as applicable), Rice OH (as applicable) or Rice PA (as applicable), or any sale, lease or transfer of any or all of the assets of Drilling B (as applicable), Drilling D (as applicable), the Guarantor (as applicable), Rice OH (as applicable) or Rice PA (as applicable) to any person or entity;

(f) any failure on the part of, as applicable, Drilling B or Drilling D for any reason to comply with or perform any of the terms of any other agreement with the Guarantor;

(g) any law, regulation or order hereafter in effect in any jurisdiction affecting any of the rights under or terms of the applicable Water Services Agreement; or

(h) any other circumstance that might otherwise constitute a legal or equitable discharge of the Guarantor.

3. Waiver. With respect to each Beneficiary, the Guarantor unconditionally waives, to the fullest extent permitted by law: (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon, of demand, and of any defaults by, as applicable, Drilling B or Drilling D in the payment or performance of the applicable Guaranteed Obligations, and of any of the matters referred to in Section 2; (b) all notices that may otherwise be required by statute, rule of law or otherwise to preserve any of the rights of such Beneficiary against the Guarantor, including presentment to or demand for payment from Drilling B (as applicable), Drilling D (as applicable) or the Guarantor, or notice to, as applicable, Drilling B or Drilling D of claims with a court in the event of the bankruptcy of, as applicable, Drilling B or Drilling D; (c) any right to the enforcement, assertion or exercise by such Beneficiary of any right, power or remedy conferred in this Agreement or the applicable Water Services Agreement; (d) any requirement of

Exhibit D – Page 3

diligence on the part of such Beneficiary; and (e) any other act or omission (including any delay by such Beneficiary or any other person or entity in the taking of any action) that might in any manner or to any extent vary the risk of the Guarantor or that might otherwise operate as a discharge of the Guarantor.

4. Reinstatement of Guaranty. This Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time any payment, in whole or in part, made by any of Drilling B, Drilling D or the Guarantor to any Beneficiary in respect of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by such Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such entity, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any such entity or any substantial part of its property, or otherwise, all as though such payments had not been made and, to the extent permitted by applicable law, in such event, the Guarantor shall pay such Beneficiary an amount equal to the payment that has been rescinded or returned. No Beneficiary shall be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith believes that such obligation exists.

5. Subrogation. The Guarantor hereby agrees not to assert or enforce any right of contribution, reimbursement, indemnity, subrogation or any other right to payment from Drilling B or Drilling D as a result of the Guarantor’s performance of its obligations pursuant to this Agreement or any other claim Guarantor may have against either Drilling B or Drilling D until all Guaranteed Obligations are performed or paid in full.

6. Representations. The Guarantor represents, as of the date hereof, as follows:

(a) the Guarantor has received, or will receive, direct or indirect benefit from the making of this Agreement and the Guaranteed Obligations;

(b) the Guarantor is familiar with, and has independently reviewed, the books and records regarding the financial condition of both Drilling B and Drilling D and is familiar with the value of any and all collateral intended to be created as security for the payment of the Guaranteed Obligations, but the Guarantor is not relying on such financial condition, the collateral or the agreement of any other party to become a surety as an inducement to enter into this Agreement;

(c) except to the extent contained in the Water Services Agreements, neither Beneficiary nor any other party has made any representation, warranty or statement to the Guarantor in order to induce the Guarantor to execute this Agreement;

(d) as of the date hereof, and after giving effect to this Agreement and the contingent obligation evidenced hereby, the Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities;

Exhibit D – Page 4

(e) neither execution and delivery of this Agreement nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, will contravene any provision of applicable law, statute, rule or regulation or any judgment, decree, franchise, order or permit applicable to the Guarantor or will conflict or be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the property or assets of the Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Guarantor is a party or by which the Guarantor may be bound; and

(f) there are no unsatisfied judgments against the Guarantor and no actions, suits or proceedings pending or threatened against or affecting the Guarantor before any court or before any governmental or administrative body or agency that might result in any materially adverse change in the operations, business, property or assets or in the condition (financial or otherwise) of the Guarantor.

7. Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to Rice OH, to:

Rice Water Services (OH), LLC

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Attn: General Counsel

If to Rice PA, to:

Rice Water Services (PA), LLC

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Attn: General Counsel

If to the Guarantor, to:

Rice Energy Inc.

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Attn: General Counsel

8. Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of

Exhibit D – Page 5

the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed to refer to such statute or law, as amended, and also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to a Party will also include such Party’s permitted successors and assigns. The words “including,” “includes,” and “include” will be deemed to be followed by the phrase “without limitation.” All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders; the singular will include the plural, and vice versa; and the term “shall” means “will,” and vice versa. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

9. Severability. In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of applicable laws, the applicable provision of applicable law will control. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances will not be affected thereby and that provision will be enforced to the greatest extent permitted by applicable laws. The Parties agree to negotiate in good faith to replace any such invalid provision with a valid provision having similar effect.

10. Entire Agreement; Amendment. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, whether verbal or written. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Guarantor, Rice OH or Rice PA from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Parties, in the case of an amendment, supplement or modification, and by the Party granting the waiver or consent in the case of a waiver or consent, and (ii) only in the specific instance and for the specific purpose for which made or given.

11. Term of Agreement. This Agreement and all guarantees, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until all of the Guaranteed Obligations shall have terminated or expired, or shall be indefeasibly paid or otherwise performed and discharged in full.

12. Governing law; Jurisdiction.

(a) This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions

Exhibit D – Page 6

contemplated hereby shall be in any state or federal court in the City and County of Washington, Pennsylvania, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

13. Attorneys’ Fees. In the event of any litigation or other proceedings to enforce this Agreement, the prevailing Party shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection therewith.

14. Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, will be deemed an original, and all of which will constitute but one and the same instrument.

15. Headings. The headings herein are included for convenience of reference only and shall be ignored in the construction and interpretation of this Agreement.

[signature page follows]

Exhibit D – Page 7

IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date first set forth above.

GUARANTOR:

RICE ENERGY INC.

By:
Name:
Title:

AGREED TO AND ACKNOWLEDGED BY:

RICE WATER SERVICES (OH) LLC

By:
Name:
Title:

RICE WATER SERVICES (PA) LLC

By:
Name:
Title:

Exhibit D – Page 8

EXHIBIT E

EXAMPLE CALCULATION

ECONOMIC MECHANISM FOR EXCESSIVE PRODUCED

WATER

Produced Water Threshold             30.0%

							Pennsylvania
	Volume Water (MM Gallons)				Fresh Water		Tier 1			Tier 2			Tier 3
	Fresh	Produced	Total	% Fresh	Allocation	Volume, MM	Fee/gal	$ Fee	Volume, MM	Fee/gal	$ Fee	Volume, MM	Fee/gal	$ Fee	Total Fee
PA Wells						8.25	$0.07		5.00	$0.03			$0.01
Example Well 1	9.3	2.7	12.0	77.8%	—	—		—	—		—	—		—	—
Example Well 2	8.0	2.7	10.6	75.0%	—	—		—	—		—	—		—	—
Example Well 3	10.6	1.3	12.0	88.9%	—	—		—	—		—	—		—	—
Example Well 4	6.7	1.3	8.0	83.3%	—	—		—	—		—	—		—	—
Example Well 5	7.0	6.7	13.7	51.3%	0.97	0.97		67,919	—		—	—		—	67,919
Example Well 6	6.0	5.3	11.3	53.0%	0.80	0.80		56,325	—		—	—		—	56,325
Example Well 7	6.7	5.3	12.0	55.6%	0.85	0.85		59,583	—		—	—		—	59,583
Example Well 8	9.3	5.3	14.6	63.6%	1.04	—		—	1.04		31,210	—		—	31,210
Example Well 9	10.6	6.7	17.3	61.5%	1.23	—		—	1.23		36,885	—		—	36,885
Example Well 10	13.0	9.0	22.0	59.1%	1.56	—		—	0.25		7,500	1.31		13,132	20,632
Example Well 11	18.0	11.0	29.0	62.1%	2.06	—		—	—		—	2.06		20,606	20,606
Total	105.2	57.3	162.5	64.8%	8.52	2.63		$183,827	2.52		$75,595	3.37		$33,739	$293,161
Minimum Aggregate Fresh Water Volume (MM Gallons)	113.7
Freshwater Allocation	8.52	<—— allocated to wells with more than 30% produced water

Tiered Water Fee Structure

	Pennsylvania
Freshwater, MM gal
Tier 1	8.25
Tier 2	5.00
$/Gallon
Tier 1	$0.07
Tier 2	$0.03
Tier 3	$0.01

SINGLE WELL EXAMPLE
Lateral, Ft	7,000
gal/ft	1,970
Total	13.79
% Produced	20%
Tier 1
Fresh	8.25
Produced	2.06
Total	10.31
Tier 2
Fresh	5.00
Produced	1.25
Total	6.25
Freshwater, MM gal
Tier 1	8.25	59.8%
Tier 2	2.78	20.2%
Tier 3	—	—
Produced Water, MM gal
Tier 1	2.06
Tier 2	0.70
Tier 3	—
Total	13.79
Water Revenue
Tier 1	$578	87.4%
Tier 2	$83	12.6%
Tier 3	—	—
Total	$661

Exhibit E